Exhibit 99.2
August 25, 2006
Steven G. Mihaylo
Christopher Nicholson
INTL Acquisition Corp.
P.O. Box 19790
Reno, Nevada 89511
Gentlemen:
     The Special Committee of the Board of Directors of Inter-Tel (Delaware), Incorporated (the “Company”), along with its outside advisors, has carefully considered your unsolicited revised proposal, dated August 21, 2006, which proposed to increase your offer to acquire the Company by 75¢ per share to $23.25 per share in cash conditioned on the Special Committee publicly committing to sell the Company to the highest bidder within the next 30 days. We are disappointed that with all the access we provided to you and your advisors and consultants and all the effort and expense incurred by the Company in reviewing and considering your July 28, 2006 proposal, it did not represent your best offer.
     The Committee does not believe your conditional “offer” to increase your proposal by approximately 3 percent is sufficiently attractive to warrant departing from a thorough review of its strategic options by announcing a 30 day sale process that would unfairly and inappropriately favor you given the extensive due diligence you have already been afforded. In our view our shareholders’ best interests would best be served by continuing to pursue our current plan, rather than by having the Company be sold at a price that does not reflect the inherent value of Inter-Tel, or by having you dictate a sale process that will only favor you at their expense.
     We arrived at our decision to execute the current strategic plan while exploring options to increase shareholder value after extensive review and discussion. For the reasons set forth in our August 11, 2006 press release, we continue to believe that it is a proper and prudent course of action. Contrary to your assertion, the Committee is in fact conducting a serious and thorough review of the Company’s strategic options. Your willingness to increase your offer by approximately 3 percent will be further considered as a part of that review process. Indeed, the Committee or its advisors may wish to have (as we have had in the past) conversations with you or your advisors as part of this review. Let me emphasize that, while that process is underway, the Company and management will continue to implement the Company’s strategic plan so all shareholders can receive the benefits of the Company’s investment in its new products and technologies.
     One point on which we appear to be in agreement is that the expense and disruption of your threatened proxy contest would not be beneficial to the Company or its shareholders. If you believe that the Committee members have not made the right decision in deciding to consider its strategic options as opposed to committing to a process that only favors you at the expense of other shareholders, you are free to raise that issue at the next annual meeting.
     The Special Committee remains committed to serving the best interests of the Company and all of its shareholders.
Very truly yours,
Alexander L. Cappello,
On behalf of the Special Committee